Exhibit 99.1

LaserCard Corporation Reports Results for
Fiscal Fourth Quarter and Year Ended March 31, 2007

Mountain View, Calif. - May 10, 2007 - LaserCard Corporation (NASDAQ:LCRD), a leading supplier of secure ID credentials used in biometric identification, today announced the financial results for its fiscal 2007 fourth quarter and fiscal year ended March 31, 2007.

Revenues for the fourth quarter of fiscal 2007 were $9.2 million, compared with $6.2 million in the prior quarter and $14.1 million in the same quarter a year ago. The net loss for the fourth quarter of fiscal 2007 was $6.9 million, or ($0.59) per diluted share, compared with a net loss of $3.0 million or ($0.25) per diluted share in the prior quarter, and net earnings of $1.9 million, or $0.15 per diluted share, in the same quarter a year ago.

Impairment of intangible assets, primarily goodwill from the Company’s 2004 German operation acquisition, amounted to $3.8 million of the reported loss. The impairment is a result of the Company’s determination that it will be more cost-effective at this time to produce all optical memory cards in the U.S. Previously, a portion of the production was performed by our German operation. The Company considered the capacity increases and efficiency enhancements made to its California production facility in the past year as well as other factors in making this decision. Reviews will be ongoing and decisions as to manufacturing locations can change. The impairment results solely from the shift of manufacturing location for optical memory cards. The Company remains committed to the long-term success of our European operations in the specialty cards and printers market and for the technical know-how they provide.

For the fiscal year ended March 31, 2007, LaserCard reported revenues of $32.3 million, compared with prior fiscal year revenues of $39.9 million. The revenue decrease is attributed mainly to a shortfall in expected optical memory card unit volume for the citizen ID card program in Italy. Net loss for fiscal 2007 was $12.4 million, or ($1.05) per diluted share. For fiscal 2006, the Company reported net income of $0.8 million, or $0.07 per diluted share.

Revenue from optical memory cards totaled $19 million in fiscal 2007, compared with $28.2 million recorded for fiscal 2006. Revenue from specialty cards and printers totaled $11.8 million in fiscal 2007 versus $10.7 million in fiscal 2006, with the remaining revenues coming from the drive and systems segment. Optical memory card revenues in fiscal 2007 were mainly from sales of citizen ID cards (CIE) and foreign resident cards (PSE) for the Italian government programs, Laser Visa Border Crossing Cards and Green Cards for the U.S. Department of Homeland Security, Permanent Resident Cards for the Canadian government, national ID cards for a Middle Eastern country, and vehicle registration cards in three Indian states.

Key highlights of FY2007:

•	Strong balance sheet: With no debt and $20 million in cash, cash equivalents and investments at March 31, 2007, we are in a financially strong position to execute on our growth strategy.
•
DHS contract renewed: The Green Card is probably the best known and most sought-after ID card in the world. We are pleased by the renewal of the supply contract, which includes the Laser Visa Border Crossing Card for up to five years.

•
Italy moves forward: The Italian government has taken action to put the CIE project on a firm business foundation − finalizing the price to be paid by the citizens and plans for the implementation of the national issuance infrastructure. These moves help lay the groundwork for the future success of this key strategic project. Meanwhile, our second Italian program, the Foreign Resident Card, is now advancing with about a half-million applications for this card in the recent few months. We are encouraged by these developments and continue to anticipate that Italy will become our single largest customer.

•
Effective project execution: The national ID card project in the Middle East moved forward as the contracted issuing sites have been accepted as well as the first $3.5 million in cards. This success confirms our ability to deliver enabling services for optical memory card projects at an international level.

•
Program fees received: Prevent Global, after finalizing the license transfer from GIG, made a $5 million payment for production equipment associated with the optical memory card manufacturing license. This shows renewed commitment to become a second source optical card producer in the European Union.

•
Growth in India: The start-up of a third state in India, coupled with the growth of the programs in the first two states, provides the model for continuing expansion of the optical/smart card vehicle registration market.

•	New hybrid products; new markets; new opportunities:
o
e-Passports: The introduction by CCD of our new Passport Data Page product confirms our expertise in security printing on polycarbonate and gives us an entrée into an adjacent market. The commitment of many countries to the introduction of e-Passports also represents an opportunity for our ICAO-compliant 72K contactless chip option for the Data Page, and contributes to the positioning of LaserCard as a world leader in secure ID solutions.

o
Border Security: Our new LaserPass-Border hybrid card offering, combining the convenience of RFID with the security of optical memory, links today’s reality of visual document inspection and tomorrow’s world of automated e-ID.

o
Security Access: LaserPass-Access, our hybrid OpticalProximity™ Card solution, targets a new commercial market opportunity for LaserCard. After thoroughly testing the solution in our own facility, we will initiate a reference site installation in the coming weeks.

o
Green Card Authentication: Field trials of our newly developed Green Card Authenticator have proven successful. Now employers have a tool to immediately authenticate Green Cards and verify the identity of job applicant cardholders on the spot. This is the first commercial application for our recently developed low cost reader.

•	Germany on target: CCD completed the year with revenues consistent with planned performance for the specialty cards and printer segment.

“We will continue to make investments in sales, marketing, and development activities to carry out our strategic vision for growth of revenue, profits, and shareholder value,” said Richard Haddock, CEO and President of LaserCard Corporation.

Cash and Investments
LaserCard Corporation’s cash, cash equivalents, short-term investments and long-term investments were $20.5 million at March 31, 2007, compared with $23.5 million at March 31, 2006. The Company has no debt.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the Company's fiscal 2007 fourth quarter and year end results today, May 10, 2007, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 517-308-9001 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 203-369-0764. You will need to reference the passcode: LaserCard and the conference leader: Richard Haddock. To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards, LaserPASS™ Optical/RFID cards and chip-ready Optical/Smart™ cards, all featuring Optical IDLock™ technology, and other advanced-technology secure identification cards. The Company’s secure ID cards are used in countries around the world, including the United States, Canada, Italy, India and the Middle East for demanding requirements such as border security, immigration and national identification. In addition, the Company provides optical card read/write drives, optical card system software, card-related ID subsystems and card issuance enabling services.  The Company operates a wholly-owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures specialty cards, and markets cards, system solutions, and card personalization printers under the CCD and Cards & More brands.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include our anticipation that the Italian government will become our largest customer as its citizen ID card program grows, that we are positioned to return to profitability if we get substantial Italian orders, given our other core programs, that we have a growth strategy, that GIG/Prevent will become an optical card manufacturing second source, that the Optical/Smart™ card will further penetrate the vehicle registration market, that we will initiate a reference site installation for LaserPass-Access in the coming weeks, and the nature of our new opportunities, markets, and hybrid products.  These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the U.S. government places additional orders for Green Cards and Laser Visas or for other cards utilizing the Company’s optical technology; whether there is a change in the Italian government, whether Italian citizens embrace the ID card program, and whether the local governments experience difficulties; whether there are opportunities for us to grow as desired, whether GIG/Prevent will locate a facility for its plant, whether the described new opportunities and markets are sizable and whether we can successful take advantage of them, and whether our new hybrid products will operate as designed in issuing cards; whether our other major card programs generate the revenue we anticipate; whether the changes in card production that we have implemented will function as expected in volume and satisfy our customers; and whether the Company encounters card production difficulties as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations.  These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenues	$9,238	$14,087	$32,270	$39,857
Cost of product sales (includes $67 and $325 stock-based
compensation in the three month period and fiscal year
ended March 31, 2007)	8,154	7,555	25,406	24,804
Gross profit	1,084	6,532	6,864	15,053

Operating expenses:
Selling, general, and administrative expenses (includes
$311 and $1,116 stock-based compensation in the three
month period and fiscal year ended March 31, 2007 and
$29 and $130 in the three month period and fiscal year ended
March 31, 2006, respectively)	3,863	3,690	13,575	11,949
Research and development expenses (includes $63 and $354
stock-based compensation in the three month period and
fiscal year ended March 31, 2007)	787	729	3,095	2,338
Impairment of intangible assets and goodwill	3,811	-	3,811	-
Total operating expenses	8,461	4,419	20,481	14,287
Operating income (loss)	(7,377)	2,113	(13,617)	766

Other income, net	189	159	895	471

Income (loss) before income taxes	(7,188)	2,272	(12,722)	1,237

Income tax expense (benefit)	(255)	374	(351)	443

Net income (loss)	$(6,933)	$1,898	$(12,371)	$794

Net income (loss) per share:
Basic	$(0.59)	$0.16	$(1.05)	$0.07
Diluted	$(0.59)	$0.15	$(1.05)	$0.07

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,846	11,584	11,814	11,415
Diluted	11,846	12,251	11,814	11,587

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2007 and March 31, 2006
(In thousands, except share and per share amounts)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,026	$2,121
Short-term investments	17,500	21,350
Accounts receivable, net of allowance	3,489	4,920
Inventories, net of reserve	11,462	8,874
Deferred contract costs	233	1,041
Prepaid and other current assets	1,594	1,268
Total current assets	37,304	39,574

Property and equipment, net	12,988	12,306
Equipment held for resale	6,340	5,877
Patents and other intangibles, net	411	889
Goodwill	-	3,321
Notes receivable	227	205
Long-term deferred contract costs	721	-
Other non-current assets	109	163
Total assets	$58,100	$62,335

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,284	$3,311
Accrued liabilities	2,989	3,118
Deferred tax liabilities	388	568
Advance payments from customers	1,838	1,772
Deferred revenue	1,584	459
Total current liabilities	9,083	9,228

Advance payments from customer	23,554	18,500
Deferred revenue	2,000	2,000
Long-term deferred rent	864	590
Total liabilities	35,501	30,318

Stockholders' equity:
Common stock	119	117
Additional paid-in capital	61,068	58,255
Accumulated deficit	(38,722)	(26,351)
Accumulated other comprehensive income (loss)	134	(4)
Total stockholders' equity	22,599	32,017

Total liabilities and stockholders' equity	$58,100	$62,335